Exhibit 10.2

NON-REDEMPTION AGREEMENT

This NON-REDEMPTION AGREEMENT (this “Agreement”), dated as of September 22, 2026, is made by and between Black Hawk Acquisition Corporation, a Cayman Islands exempted company (the “Company”), and the undersigned party hereto (the “Backstop Investor”). Capitalized terms used but not defined herein shall have the respective meanings specified in the Transaction Agreement (defined below).

WHEREAS, the Company is a special purpose acquisition company whose Class A ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), trade on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “BKHA”, whose rights, each entitling the holder thereof to receive one Ordinary Share (“Rights”), trade under the symbol “BKHAR”, and whose units, each consisting of one Ordinary Share and one-fifth of one Right, trade under the symbol “BKHAU”, among other securities of the Company;

WHEREAS, the Company, Vesicor Therapeutics, Inc., a California corporation (which will change its jurisdiction of incorporation to the State of Delaware one (1) business day prior to the Closing) (the “Target”), and BH Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), have entered into a Business Combination Agreement, dated as of April 26, 2025 (as may be further amended, supplemented, restated or otherwise modified from time to time, the “Transaction Agreement”), pursuant to which, among other things, (i) the Company will de-register as a Cayman Islands exempted company and domesticate as a Delaware corporation and change its name to “Vesicor Therapeutics Holdings, Inc.” (“PubCo”) (the “Domestication”) and (ii) Merger Sub will merge with and into the Target, with the Target surviving the merger as a wholly-owned subsidiary of PubCo (the “Merger”);

WHEREAS, the Company and Backstop Investor are entering into this Agreement in anticipation of the closing (the “Closing”) of the transactions contemplated by the Transaction Agreement (the Domestication, the Merger and the other transactions contemplated by the Transaction Agreement, collectively, the “Business Combination”);

WHEREAS, Backstop Investor is the sole backstop investor in respect of the Business Combination, and the Company represents that it has not entered into, and covenants that it shall not enter into, any other non-redemption agreement or any other agreement or arrangement of like effect with any other shareholder of the Company in connection with the Business Combination, except in accordance with Section 26 hereof;

WHEREAS, not later than the Closing, in respect of the Ordinary Shares, Backstop Investor may, at its sole election and on a commercially reasonable best efforts basis, have voting and investment power over up to that number of Ordinary Shares set forth on Exhibit A attached hereto (the “Backstop Investor Shares”), it being understood and agreed that the number of Ordinary Shares set forth on Exhibit A is a maximum and not a minimum, and that Backstop Investor shall have no obligation to acquire, hold or refrain from redeeming any Ordinary Shares;

WHEREAS, pursuant to the Company’s third amended and restated memorandum and articles of association, as amended from time to time (the “Articles of Association”), in its capacity as a holder of Ordinary Shares, Backstop Investor has the right to require that the Company redeem the Backstop Investor Shares in connection with the Business Combination, for the Per-Share Redemption Price (the “Redemption Price”), as defined in Article 1 of the Articles of Association and as finally determined by the Company and its trustee as of the applicable date of redemption in connection with the Business Combination, representing the right to receive a pro rata portion of the funds then on deposit in the Company’s trust account, to the extent Backstop Investor exercises such redemption right;

WHEREAS, the Company has filed, or will file, a definitive proxy statement/prospectus establishing a deadline for submission of a written request to exercise the redemption rights of public Ordinary Shares of 5:00 p.m., New York City time, on the date that is two (2) business days prior to the scheduled extraordinary general meeting of shareholders of the Company to approve the Business Combination (such deadline, the “Redemption Deadline”), and such meeting, together with any adjournment or postponement thereof, the “Meeting”); and

WHEREAS, pursuant to the terms of this Agreement, Backstop Investor desires to agree, on the terms set forth herein, to not exercise such redemption right with respect to the Backstop Investor Shares or to reverse previously submitted redemption requests with respect to the Backstop Investor Shares.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

1.	Non-Redemption Agreement. Subject to the conditions set forth in this Agreement, as of the date hereof, Backstop Investor hereby irrevocably and unconditionally agrees that it will use its commercially reasonable best efforts to beneficially own not greater than the lesser of (i) that number of Backstop Investor Shares set forth on Exhibit A and (ii) the Blocker Amount (as defined in Section 22 herein), and shall not elect to redeem or otherwise tender or submit for redemption any of such Backstop Investor Shares in connection with the Meeting (the “Non-Redemption”); provided, however, that in the event Backstop Investor has previously elected to redeem, tender or submit any Backstop Investor Shares for redemption, Backstop Investor shall rescind or reverse such redemption request prior to Closing and the Company shall accept, and shall cause its transfer agent to accept, such request(s) promptly once submitted by Backstop Investor. For the avoidance of doubt, (x) the number of Ordinary Shares set forth on Exhibit A represents the maximum number of Ordinary Shares that may constitute Backstop Investor Shares hereunder and does not obligate Backstop Investor to acquire any Ordinary Shares, and (y) Backstop Investor shall have the sole and unilateral right to determine the number of Ordinary Shares (up to such maximum) that it elects to hold and not redeem hereunder.

2.	Non-Redemption Payment. Immediately upon Closing, the Company shall pay to Backstop Investor a payment in respect of the Backstop Investor Shares (the “Non-Redemption Cash”) in cash released from the Trust Account in an amount equal to the product of (x) the number of Backstop Investor Shares and (y) the Redemption Price, less $0.75 (the “Net Cost Basis”). For the avoidance of doubt, (i) the Redemption Price for purposes of this Section 2 shall be the final Per-Share Redemption Price actually determined in accordance with Article 1 of the Articles of Association in connection with the Business Combination, and shall include all interest and Extension Payments (as such term is used in the Company’s filings with the Securities and Exchange Commission (the “SEC”)) then on deposit in the Trust Account and taken into account in such determination, and (ii) the Company shall retain from the Trust Account, in respect of each Backstop Investor Share, an amount equal to the Net Cost Basis. The Company shall (a) include the Non-Redemption Cash as a line item in the flow of funds for the Business Combination, (b) deliver to Backstop Investor and its outside legal counsel a final draft of such flow of funds not later than one (1) business day prior to the Closing, itemizing the Non-Redemption Cash due to Backstop Investor, and (c) not permit any other payment to be made from the Trust Account prior to payment in full of the Non-Redemption Cash to Backstop Investor.

3.	Share Confirmation Notice. Not later than one (1) business day following the Redemption Deadline, Backstop Investor shall deliver to the Company a written notice (which may be delivered by electronic mail) setting forth the number of Ordinary Shares beneficially owned by Backstop Investor as of the Redemption Deadline and not submitted (or, having been submitted, effectively rescinded or reversed) for redemption in connection with the Meeting (the “Share Confirmation Notice”). The number of Ordinary Shares set forth in the Share Confirmation Notice (as such notice may be updated by Backstop Investor prior to the Closing to reflect additional Ordinary Shares acquired and not redeemed), not to exceed the number set forth on Exhibit A, shall constitute the Backstop Investor Shares for all purposes of this Agreement, including the calculation of the Non-Redemption Cash under Section 2.

4.	Representations and Warranties. Each of the parties hereto represents and warrants to the other party that: (a) it is a validly existing company, partnership, exempted company or corporation, in good standing under the laws of the jurisdiction of its formation or incorporation; (b) this Agreement constitutes a valid and legally binding obligation on it in accordance with its terms, subject to laws relating to bankruptcy, insolvency and relief of debtors, and laws governing specific performance, injunctive relief and other equitable remedies; (c) the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate action, and (d) the execution, delivery and performance of this Agreement will not result in a violation of its certificate of formation, memorandum and articles of association, articles or certificate of incorporation, as applicable, or conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement or instrument to which it is a party or by which it is bound.

5.	Additional Covenants. Backstop Investor hereby covenants and agrees that, except for this Agreement, Backstop Investor shall not, at any time while this Agreement remains in effect, (i) enter into any voting agreement or voting trust with respect to the Backstop Investor Shares (or any securities received in exchange therefor) inconsistent with or that would interfere with or adversely affect Backstop Investor’s performance of its obligations pursuant to this Agreement, (ii) grant a proxy, a consent or power of attorney with respect to the Backstop Investor Shares (or any securities received in exchange therefor), (iii) enter into any agreement or take any action that would make any representation or warranty of Backstop Investor contained herein untrue or inaccurate in any material respect or have the effect of preventing or disabling Backstop Investor from performing any of its obligations under this Agreement, (iv) purchase the Backstop Investor Shares at a price higher than the price offered through the Company’s redemption process or (v) take any action which would cause Backstop Investor’s beneficial ownership to exceed the Blocker Amount (as defined in Section 22 herein).

6.	Expenses. Except as set forth in this Section 6, each party shall be responsible for its own fees and expenses (including the fees and expenses of counsel, accountants, financial advisors and other persons engaged by such party) related to this Agreement and the transactions contemplated hereby; provided that the Company shall reimburse Backstop Investor for the reasonable and documented expenses actually incurred by Backstop Investor in connection with the drafting and negotiation of the definitive documentation governing the transactions contemplated hereby, in an amount not to exceed $75,000, which amount shall be paid by the Company as such expenses are incurred and invoiced. For the avoidance of doubt, the $75,000 cap on expense reimbursement set forth in this Section 6 is a single aggregate cap shared with the identical expense reimbursement obligations set forth in Section 12.04 of the Standby Equity Purchase Agreement between the Company and Backstop Investor (or its affiliate) and in the “Reimbursement of Legal Fees and Other Expenses” provision of the Forward Share Purchase Agreement among the Company, the Target and Backstop Investor (or its affiliate), and any amounts reimbursed to Backstop Investor under this Section 6, under such Section 12.04 or under such provision of the Forward Share Purchase Agreement shall reduce, on a dollar-for-dollar basis, the amount available for reimbursement under each of the others, such that the Company’s aggregate reimbursement obligation under all such agreements combined shall not exceed $75,000.

7.	Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest to occur of (a) the termination of the Transaction Agreement in accordance with its terms, (b) the mutual written consent of the parties hereto, (c) the payment in full of the Non-Redemption Cash to Backstop Investor following the consummation of the Business Combination, and (d) the liquidation and dissolution of the Company and the redemption of all of its outstanding public Ordinary Shares in accordance with the Articles of Association. For the avoidance of doubt, and notwithstanding anything to the contrary herein, this Agreement shall not terminate by reason of the passage of time, the extension by the Company of the date by which it must consummate an initial business combination (whether by deposit of Extension Payments into the Trust Account or otherwise), or any amendment or restatement of the Articles of Association effecting any such extension, and shall remain in full force and effect through the Closing notwithstanding any such extension. Upon termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any person in respect hereof or the transactions contemplated hereby; provided that, notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to clauses (a) and (c) above shall not affect any liability on the part of any party for a willful breach of this Agreement. Section 2, Section 3, Section 4 and Sections 6 through and including Section 27 of this Agreement will survive the termination of this Agreement. Furthermore, for the avoidance of doubt, should Backstop Investor hold Backstop Investor Shares after the Redemption Deadline by refraining from redeeming the Backstop Investor Shares or reversing previously submitted redemption requests, the Company shall pay to Backstop Investor the Non-Redemption Cash irrespective of the termination of this Agreement. Notwithstanding the foregoing in this Section 7, in the event that the Company (or PubCo) will not be listed on a national securities exchange immediately following the closing of the Business Combination, then (i) the Company shall purchase from Backstop Investor all of the Backstop Investor Shares in an amount equal to the product of (x) the number of Backstop Investor Shares and (y) the Redemption Price, with such purchase to occur at the Closing, and (ii) following such purchase, this Agreement shall be terminated.

8.	Trust Account Waiver. Backstop Investor acknowledges that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (“IPO”) and certain proceeds of a private placement (including interest accrued from time to time thereon and any Extension Payments deposited therein) for the benefit of its public shareholders and certain other parties (including the underwriters of the IPO). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Backstop Investor hereby agrees (on its own behalf and on behalf of its related parties) that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and it shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”); provided, that the Released Claims shall not include (i) any rights or claims of Backstop Investor or any of its related parties as a shareholder of the Company to the extent related to or arising from any Backstop Investor Shares or (ii) Backstop Investor’s right to receive the Non-Redemption Cash and the expense reimbursement contemplated by Section 6, each of which is payable from the Trust Account as contemplated by Section 2 and Section 6. Backstop Investor hereby irrevocably waives (on its own behalf and on behalf of its related parties) any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, this Agreement and will not seek recourse against the Trust Account with respect to the Released Claims. For the avoidance of doubt, this provision shall not restrict Backstop Investor’s redemption rights under the Articles of Association with respect to any Ordinary Shares that are not Backstop Investor Shares.

9.	Public Disclosure. The Company shall file a Current Report on Form 8-K with the SEC (the “Current Report”) reporting the material terms of this Agreement but not including the names of Backstop Investor and its affiliates and/or advised funds, unless required by law, within one (1) business day following the execution of this Agreement. The Company shall not, and shall cause its representatives to not, disclose any material non-public information to other investors concerning the Company, the Ordinary Shares or the Business Combination, other than the existence of this Agreement, such that other investors shall not be in possession of any such material non-public information from and after the filing of the Current Report. The Company shall not file with the SEC any Form 8-K, Registration Statement on Form S-4 (including any amendment or post-effective amendment thereof), proxy statement/prospectus or other document that includes any disclosure regarding this Agreement without consulting with, and reasonably considering any comments received from, Backstop Investor; provided that no such consultation shall be required with respect to any subsequent disclosure that is substantially similar to a prior disclosure that was reviewed by Backstop Investor. Notwithstanding anything in this Agreement to the contrary, Backstop Investor agrees that the Company shall have the right to publicly disclose the nature of Backstop Investor’s commitments, arrangements and understandings under and relating to this Agreement in any filing by the Company with the SEC.

10.	Governing Law. This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, in any action arising out of or relating to this Agreement. The parties irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive. Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 23 hereof or in such other manner as may be permitted by law, will be valid and sufficient service thereof.

11.	Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto or thereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, statute, equity or otherwise. Each party hereby further agrees and consents that any such litigation shall be decided by court trial without a jury and that the parties to this Agreement may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

12.	Freely Tradable. The Company confirms that the Backstop Investor Shares, and the shares of PubCo common stock into which the Backstop Investor Shares are converted or exchanged in the Domestication and the Business Combination, will be freely tradeable without restrictive legends following the Business Combination; such shares will not require re-registration pursuant to a registration statement filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”), following the Business Combination due to any action of the Company; and that Backstop Investor shall not be identified as a statutory underwriter in any registration statement filed with the SEC pursuant to the Securities Act by the Company or PubCo. The Company shall cause its transfer agent to remove any restrictive legend from, and to reflect the free tradability of, such shares, and shall deliver any legal opinion or instruction letter reasonably required by the transfer agent to effect the foregoing.

13.	Form W-9 or W-8. Backstop Investor shall, upon or prior to the consummation of the Business Combination, execute and deliver to the Company a completed IRS Form W-9 or Form W-8, as applicable.

14.	Withholding. Notwithstanding any other provision of this Agreement, the Company and any of its agents and representatives, as applicable, shall be entitled to deduct and withhold from any amount payable hereunder any such taxes as may be required to be deducted and withheld from such amounts (and any other amounts treated as paid for applicable tax law) under the Internal Revenue Code of 1986, as amended, or any other applicable tax law (as determined in good faith by the party so deducting or withholding in its sole discretion). To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

15.	Non-Reliance. Backstop Investor has had the opportunity to consult its own advisors, including financial and tax advisors, regarding this Agreement or the arrangements contemplated hereunder and Backstop Investor hereby acknowledges that neither the Company nor any representative or affiliate of the Company has provided or will provide Backstop Investor with any financial, tax or other advice relating to this Agreement, or the arrangements contemplated hereunder.

16.	No Third-Party Beneficiaries. This Agreement shall be for the sole benefit of the parties, the Target, PubCo and their respective successors and permitted assigns. Except as expressly named in this Section 16, this Agreement is not intended, nor shall be construed, to give any Person, other than the parties, the Target, PubCo and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason of this Agreement.

17.	Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as set forth in the immediately following sentence, neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the non-assigning party hereto (not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing or anything to the contrary in this Agreement, Backstop Investor may, at any time and from time to time, in whole or in part, freely assign, transfer, novate or delegate any or all of its rights, interests, benefits and obligations under this Agreement (including the right to receive all or any portion of the Non-Redemption Cash and the expense reimbursement contemplated by Section 6), without the consent of, and without any further action, approval, amendment or documentation by, the Company, the Target, PubCo or any other person, to (i) any affiliate of Backstop Investor, (ii) any investment fund, managed account, vehicle or separate account that is managed, advised or sub-advised by Backstop Investor, by Meteora Capital, LLC or by any affiliate or related party of either of them, or (iii) any general partner, managing member or investment manager of any of the foregoing, in each case upon written notice to the Company (which notice may be delivered by electronic mail and may be given concurrently with, or promptly following, such assignment) identifying the assignee and the number of Backstop Investor Shares and portion of the Non-Redemption Cash so assigned; provided that, to the extent such assignee is not already a party to this Agreement, such assignee shall agree in writing to be bound by the terms hereof applicable to a Backstop Investor with respect to the rights and obligations so assigned. Upon delivery of such notice, (a) Exhibit A shall be deemed automatically amended to reflect such assignee and the number of Backstop Investor Shares allocated to it, without further action by any party, (b) each such assignee shall be a “Backstop Investor” hereunder with respect to the rights and obligations so assigned and shall be entitled to enforce this Agreement directly against the Company, and (c) the Company shall, and shall cause PubCo and its transfer agent and paying agent to, make payment of the assigned portion of the Non-Redemption Cash directly to such assignee in accordance with wire instructions provided by such assignee. No such assignment shall relieve the Company of, or reduce, any of its obligations under this Agreement, and in no event shall the aggregate number of Backstop Investor Shares held by Backstop Investor and all such assignees exceed the number set forth on Exhibit A. The Company shall not be entitled to any fee, expense reimbursement, condition, legal opinion or other requirement in connection with any assignment permitted by this Section 17.

18.	Specific Performance. The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that monetary damages may not be an adequate remedy for such breach and the non-breaching party shall be entitled to seek injunctive relief, in addition to any other remedy that such party may have in law or in equity, and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware.

19.	Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by the parties hereto; provided that any amendment of Exhibit A effected pursuant to Section 17 shall not require the execution or delivery of any agreement by, or the consent of, the Company.

20.	Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

21.	No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between Backstop Investor, on the one hand, and the Company, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties.

22.	Blocker Provision. Notwithstanding anything to the contrary contained herein, Backstop Investor shall not own a number of Backstop Investor Shares such that the total number of Ordinary Shares beneficially owned by Backstop Investor and its affiliates and any other persons whose beneficial ownership of Ordinary Shares would be aggregated with those of Backstop Investor for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), exceeds 9.99% of the total number of issued and outstanding Ordinary Shares (such amount, the “Blocker Amount”), unless Backstop Investor, in its sole discretion, waives such limitation as to itself. For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Backstop Investor and the Company will use reasonable best efforts to cooperate with each other with respect to determination of the Blocker Amount.

23.	Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery; (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the business day following the date of delivery to such courier service; (c) if delivered by electronic mail, on the date of transmission if on a business day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding business day), provided the sender receives no bounce-back or similar message indicating non-delivery; in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties in accordance with this Section 23):

If to the Company:

Black Hawk Acquisition Corporation

4125 Blackhawk Plaza Circle, Suite 166

Danville, CA 94506

Attention: Kent Louis Kaufman

Email: kent@bhspac.com

with a copy to (which shall not constitute notice):

Celine & Partners PLLC

1345 6th Avenue, 2nd Floor

New York, NY 10105

Attention: Cassi Olson, Esq.

Email: colson@celinelaw.com

Following the Closing of the Business Combination:

Vesicor Therapeutics Holdings, Inc.

207 South Santa Anita Street, Suite P-15

San Gabriel, CA 91776

Attention: Michael Tolentino

Email: mtolentino@vesicor.com

with a copy to (which shall not constitute notice):

PW Richter PLC

3901 Dominion Townes Circle

Richmond, VA 23223

Attention: Paul Richter, Esq.

Email: pwr@pwrichtersec.com

If to Backstop Investor:

Meteora Select Trading Opportunities Master, LP

1200 N Federal Hwy, Ste 200

Boca Raton, FL 33432

Email: notices@meteoracapital.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

555 Mission Street, Suite 2400

San Francisco, CA 94105-2933

Attention: Jeffrey C. Selman

Email: jeffrey.selman@us.dlapiper.com

24.	Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument, and shall include images of manually executed signatures transmitted by electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law.

25.	Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent that they relate in any way to the subject matter hereof.

26.	No Other Non-Redemption Agreements. The Company represents and warrants that, as of the date hereof, neither the Company nor any of its affiliates (including its sponsor) has entered into, and there is not in effect, any non-redemption agreement, backstop agreement, forward purchase agreement, subscription, side letter or other agreement, arrangement or understanding of like effect with any shareholder of the Company or any other person pursuant to which such person agrees, or is incentivized, not to exercise redemption rights in connection with the Business Combination or the Meeting, other than this Agreement. The Company covenants and agrees that, from and after the date hereof and until the earlier of the Closing and the termination of this Agreement in accordance with Section 7, neither the Company nor any of its affiliates (including its sponsor) shall enter into, amend, waive any provision of, or perform under any such agreement, arrangement or understanding with any other person, in each case without the prior written consent of Backstop Investor (which consent may be granted or withheld in Backstop Investor’s sole and absolute discretion). Backstop Investor shall be entitled to seek specific performance and injunctive relief in respect of any breach or threatened breach of this Section 26 in accordance with Section 18, and the Company acknowledges that monetary damages would not be an adequate remedy for any such breach.

27.	Waiver of Transfer and Ownership Restrictions. The Company hereby waives (i) any violation of, and any restriction imposed by, Article 36.5(b)(ii) of the Articles of Association (the so-called “bulldog” provision restricting the redemption of Ordinary Shares by a holder, together with its affiliates or any person with whom it is acting in concert or as a “group”, in excess of a specified percentage of the Ordinary Shares sold in the IPO) and (ii) any other provision of the Articles of Association or any other restriction that would be violated or triggered by, or that would otherwise restrict, Backstop Investor entering into this Agreement, acquiring or holding the Backstop Investor Shares, or receiving the Non-Redemption Cash. The Company shall not take, and shall cause PubCo not to take, any action inconsistent with the foregoing waiver.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

BLACK HAWK ACQUISITION CORPORATION

By:
Name:	Kent Louis Kaufman
Title:	Chief Executive Officer

METEORA SELECT TRADING OPPORTUNITIES MASTER, LP

By:
Name:	Vikas Mittal
Title:	Managing Member

EXHIBIT A

Backstop Investor	Backstop Investor Shares (Up to Number — Best Efforts Basis)	Percentage
Meteora Select Trading Opportunities Master, LP	2,124,077	100.00%
Total	2,124,077	100.00%

Note: The number of Backstop Investor Shares set forth above is a maximum, best-efforts number and not a minimum or a purchase obligation. This Exhibit A shall be deemed automatically amended to reflect any assignment made in accordance with Section 17 of the Agreement, without further action by, or the consent of, the Company.

A-1